Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into as of March 9, 2015 (the “Effective Date”) by and between MIDSTATES PETROLEUM COMPANY, INC., (the “Company”), and Frederic F. Brace (the “Executive”).

In consideration of the respective agreements and covenants set forth in this Agreement, the receipt of which is hereby acknowledged, the parties intending to be legally bound agree as follows:

AGREEMENTS

1.                                      Term.  The Company agrees to employ Executive, and Executive agrees to be employed by the Company, upon the terms and conditions set forth in this Agreement for a period commencing on the Effective Date and ending on September 9, 2016 (the “Initial Term”), unless earlier terminated in accordance with Section 3. If neither party gives at least sixty (60) days written notice to the other party that it intends for this Agreement to terminate on September 9, 2016, then this Agreement shall continue for successive six month terms thereafter (each a “Renewal Term”), unless earlier terminated in accordance with Section 3, until either party gives at least sixty (60) days written notice to the other party that the other party intends for this Agreement to terminate at the end of any such six month period. The Initial Term and any Renewal Terms shall, together, constitute the “Term”.

2.                                      Terms of Employment.

(a)                                 Position and Duties.

(1)                                 During Term, and in addition to serving as a member of the Company’s Board of Directors (the “Board”), the Executive shall serve as the Company’s Interim President and Chief Executive Officer and, in so doing, shall perform the duties and responsibilities consistent with that position in a company of the size and nature of the Company, and such other duties, responsibilities, and authority reasonably assigned to the Executive from time to time by the Board that are consistent with the Executive’s position set forth above.

(2)                                 During the Term (and subject to the Executive’s commitments and duties to various board of directors upon which he sits as a director as of, and Executive’s other existing contractual commitments in effect on, the Execution Date (each of which have been disclosed in writing to the Company)(collectively, the “Other Engagements”)), the Executive agrees to devote a material portion of his working time to the business and affairs of the Company and when so doing shall use his commercially reasonable best efforts to faithfully, effectively, and efficiently perform his duties; provided that with the prior written consent of the Chairman of the Board, the Executive may engage in other for profit activities in addition to the Other Engagements.

(b)                                 Compensation.

(1)                                 Base Salary.  During the Term, the Executive shall receive a monthly base salary (“Base Salary”), which shall be paid in accordance with the customary payroll practice of the Company, in an amount equal to One Hundred Thousand and NO/100 US Dollars ($100,000.00). The Board (or a committee of the Board, designated by the Board to make such decisions), in its sole discretion, may at any time adjust (but not decrease below the aforementioned amount) the amount of the Base Salary as it may deem appropriate, and the term “Base Salary,” as used in this Agreement, shall refer to the Base Salary as it may be so adjusted.

(2)                                 Bonus, Incentive, Savings, Profit Sharing and Retirement Plans.  During the Term, and subject to the terms and conditions of applicable plans or programs, the Executive shall be eligible to participate in all bonus, incentive, savings, profit sharing and retirement plans, practices, policies and programs applicable generally to other similarly situated employees of the Company, as adopted or amended from time to time (“Incentive Plans”). The Company may in its sole discretion, from time to time, award the Executive bonus, incentive or other compensation under such Incentive Plans in such amounts and at such times as the Board determines.  Notwithstanding the foregoing, the Board, the Company and the Executive have agreed that the Executive shall be entitled to an annual bonus, the amount of which is subject to the Board’s sole, yet reasonable and good faith discretion, and will be determined based upon multiple factors, including, but not limited to, the Company’s performance during the applicable calendar year as well as the Executive’s personal performance in his role within the Company during the same time period; provided, however, the bonus award is subject to the following criteria: (i) the Executive’s target bonus of meeting all reasonable performance indicators and goals provided to him by the Board shall be equal to one hundred percent (100%) of the Executive’s twelve month Base Salary (prorated for the number of days and/or months during which the Executive is employed with the Company during the applicable bonus period) (“Target Bonus”); and (ii) the Executive’s bonus shall in no event exceed two hundred percent (200%) of the Executive’s twelve month Base Salary (prorated for the number of days and/or months during which the Executive is employed with the Company during the applicable bonus period) (“Bonus Cap”).  Notwithstanding anything to the contrary contained herein, the annual bonus awarded to the Executive for his performance during each applicable calendar year shall in no instance be less than fifty percent (50%) of the Executive’s twelve month Base Salary (prorated for the number of days and/or months during which the Executive is employed with the Company during the applicable bonus period) (“Minimum Bonus”).  The Executive and the Company acknowledge and agree that the Minimum Bonus, the Target Bonus, and the Bonus Cap were freely negotiated, entered into and an agreed upon portion of the total consideration between them as part of both the Company’s desire to retain the Executive during the Term as well as the Executive’s desire to work for the Company during the Term.

(3)                                 Welfare Benefit Plans.  During the Term, and subject to the terms and conditions of applicable plans or programs, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under the welfare benefit plans, practices, policies and programs applicable generally to other similarly situated employees of the Company (which may include programs such as salary continuance, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs), as adopted or amended from time to time (“Welfare Plans”).

(4)                                 Perquisites.  During the Term, the Executive shall be entitled to receive (in addition to the benefits described above) such perquisites and fringe benefits appertaining to his position in accordance with any policies, practices, and procedures established by the Board, as amended from time to time, and in an event no less favorable than those applicable to senior executives of the Company.

(5)                                 Expenses and Lodging.  Executive is authorized to incur reasonable business expenses that, in Executive’s reasonable business judgment, are necessary or appropriate to carry out his duties for the Company under this Agreement, including Executive’s reasonable expenses incurred to secure an apartment (or other similar lodging) in Tulsa, Oklahoma. Executive shall be entitled to reimbursement for such expenses, in accordance with the Company’s standard procedures and policies, for all reasonable travel (including travel to and from Tulsa, Oklahoma for the performance of his duties as the Interim President and Chief Executive Officer of the Company), entertainment and other expenses incurred in connection with the Company’s business and the performance of his duties hereunder.

(6)                                 Vacation.  During the Term, the Executive shall be entitled to four (4) weeks of paid vacation each calendar year, subject to the Company’s standard carryover policy.

3.                                      Termination of Employment.

(a)                                 Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Term. If the Disability of the Executive has occurred during the Term (pursuant to the definition of Disability set forth below), the Company may give to the Executive written notice in accordance with Section 10(c) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to perform, with or without reasonable accommodation, the essential functions of his position. For purposes of this Agreement, “Disability” shall mean the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  The determination of “Disability” will be made by a physician selected by the Executive that is reasonably acceptable to the Company.

(b)                                 Cause. The Company may terminate the Executive’s employment at any time during the Term for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean (1) Executive’s material failure to perform his job duties in accordance with Section 2(a) (other than as a result of physical or mental incapacity) that continues after written notice from the Board , (2) commission by the Executive of an intentional and material act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against the Company as reasonably determined by a majority of the members of the Board after a hearing by the Board (which the Executive and his legal counsel may attend)  following ten (10) days’ notice to the Executive of such hearing, (3) a material and intentional breach by the Executive of Sections 7 or 8 of this Agreement that is not cured with 15 days of written notice from the Board, (4) the Executive’s conviction or plea of no contest or nolo contendere for any felony or any crime involving fraud, dishonesty, or moral turpitude or causing material harm, financial or otherwise, to the Company, (5) the willful refusal or intentional failure of the Executive to carry out, or comply with, in any material respect, any lawful and material written directive of the Board that is not cured after written notice from the Board, (6) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs; or (7) the Executive’s willful and material violation of any federal, state, or local law or regulation applicable to the Company or its business which demonstrably and materially adversely affects the Company that is not cured after written notice from the Board. For purposes of the previous sentence, no act or failure to act on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. The Company may suspend the Executive’s title and authority pending the hearing provided for above. For purposes of this Agreement, a termination “without Cause” shall mean a termination by the Company of the Executive’s employment during the Term at the Company’s sole discretion for any reason other than a termination based upon Cause, death or Disability; provided that a termination “without Cause” does not include the expiration of the Term pursuant to Section 1.

(c)                                  Good Reason. The Executive’s employment may be terminated during the Term by the Executive for Good Reason or without Good Reason; provided, however, that the Executive agrees not to terminate his employment for Good Reason unless (i) the Executive has given the Company written notice of his intent to terminate his employment for Good Reason no later than 60 days following the initial existence of the condition that the Executive believes gives rise to his right to terminate his employment for Good Reason, which notice shall specify the facts and circumstances constituting Good Reason (it being understood that this notice shall qualify as a Notice of Termination), (ii) the Company was given a period of 30 days during which it may remedy the condition and if remedies during that period, the Executive would no longer have a right to terminate employment for Good Reason based on that occurrence of the condition (the “Company Cure Period”), (iii) the Company did not remedy the facts and circumstances constituting Good Reason within the Company Cure Period, and (iv) the Executive separates from service on or before the 60th day after the Company Cure Period. For purposes of this Agreement, “Good Reason” shall mean any of the following, but only if occurring without the Executive’s consent: (1) a material diminution in the Executive’s Base Salary or Target Bonus opportunity, (2) a material diminution in the Executive’s titles, positions, authority, duties, or responsibilities, (3) the relocation of the Executive’s principal office to an area more than 50 miles from its location immediately prior to such relocation, or (4) the failure of the Company to comply with any material provision of this Agreement. Such termination by the Executive shall not preclude the Company from terminating the Executive’s employment prior to the Date of Termination (as defined below) established by the Executive’s Notice of Termination (as defined below).

(d)                                 Notice of Termination. Any termination by the Company for Cause or without Cause or because of the Executive’s Disability, or by the Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(c). For purposes of this Agreement, a “Notice of Termination” means a written notice which (1) indicates the specific termination provision in this Agreement relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall not be, except as contemplated by Section 3(c), more than 30 days after the giving of such notice). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason, as applicable shall not waive any right of the Company or the Executive under this Agreement or preclude the

Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or Executive’s rights under this Agreement.

(e)                                  Date of Termination. “Date of Termination” means (1) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(d), as the case may be, provided that if such date is not also the date of Executive’s “Separation from Service” with the Company (within the meaning of Treasury Regulation 1.409A-1(h)) then the “Date of Termination” shall instead be the date of the Executive’s Separation from Service, or (2) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

4.                                      Obligations of the Company upon Termination.

(a)                                 For Cause; Without Good Reason; Other Than for Death or Disability. If, during the Term, the Company shall terminate the Executive’s employment for Cause or the Executive resigns from his employment without Good Reason, and the termination of the Executive’s employment in any case is not due to his death or Disability, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for the payment of: (1) in a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) that portion of the Executive’s Base Salary accrued through the Date of Termination to the extent not previously paid, any expense reimbursement accrued and unpaid, any employee benefits pursuant to the terms of the applicable employee benefit plan, and any accrued but unused vacation (the “Accrued Obligations”); and (2) any accrued or vested amount arising from the Executive’s participation in, or benefits under, any Incentive Plans (the “Accrued Incentives”), which amounts shall be payable in accordance with the terms and conditions of such Incentive Plans.

(b)                                 Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Term, the Company shall have no further payment obligations to the Executive or Executive’s legal representatives, other than for payment of: (1) a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) the Accrued Obligations; and (2) the Accrued Incentives, which shall be payable in accordance with the terms and conditions of the Incentive Plans.

(c)                                  Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Term, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (1) a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) the Accrued Obligations; and (2) the Accrued Incentives, which shall be payable in accordance with the terms and conditions of the Incentive Plans.

(d)                                 Without Cause; For Good Reason. If the Executive’s employment is terminated by the Company without Cause before expiration of the Term, or if the Executive resigns for Good Reason before expiration of the Term, the Company shall have no further payment obligations to the Executive or his legal representatives, other than for payment of: (1) in a lump sum in cash within thirty (30) days after the Date of Termination (or such earlier date as required by applicable law) the Accrued Obligations; (2) the Accrued Incentives, which shall be payable in accordance with the terms and conditions of the Incentive Plans; (3) subject to Section 4(f) below, a lump-sum cash payment, to be made on the first normal payroll date following the Release Consideration Period (the “Initial Severance Payment Date”) in an amount equal to the greater of (x) the average of the annual bonuses paid to the Executive for the periods employed with the Company, or (y) the Target Bonus (collectively, (x) and (y) shall be referred to as the “Severance Bonus”); and (4) subject to Section 4(f) below, beginning on the Initial Severance Payment Date and thereafter in accordance with the customary payroll practices of the Company, continuation of the Executive’s Base Salary that would have been earned through the remainder of the Term (“Salary Continuation Payments”); provided, however, that to the extent that there remains no more Term remaining under this Agreement, there will be no Salary Continuation Payments obligation upon the Company. Any installments of the Severance Payments that, in accordance with customary payroll practices, would have typically been made during the Release Consideration Period shall accumulate and shall then be paid on the Initial Severance Payment Date. The Severance Bonus together with the Salary Continuation Payments shall be referred to collectively as the “Severance Payments”.

(e)                                  Release and Compliance with this Agreement. The obligation of the Company to pay any portion of the amounts due pursuant to Section 4, with the exception of Accrued Obligations and Accrued Incentives, shall be expressly conditioned on the Executive’s (1) execution (and, if applicable, non-revocation) of a release in the form attached as Exhibit A, no later than the 60th day following the Date of Termination (such period, the “Release Consideration Period”) and (2) continued compliance with the requirements of Sections 7 and 8.

(f)                                   Section 409A. Other than the Salary Continuation Payments, the amounts payable pursuant to Section 4 of this Agreement are intended to comply with the short-term deferral exception or other exceptions to Section 409A of the Code. To the extent that a Participant is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code as of the Participant’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Participant’s Date of Termination or, if earlier, the date of the Participant’s death following such Date of Termination. All such amounts that would, but for this Section 4(g), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date. No interest will be paid by the Company with respect to any such delayed payments. For purposes of Section 409A of the Code, each payment or amount due under this Plan shall be considered a separate payment, and a Participant’s entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments.

5.                                      Excise Taxes.                   If the Board determines, in its sole discretion, that Section 280G of the Code applies to any compensation payable to the Executive, then the provisions of this Section 5 shall apply. If any payments or benefits to which the Executive is entitled from the Company, any affiliate, any successor to the Company or an affiliate, or any trusts established by any of the foregoing by reason of, or in connection with, any transaction that occurs after the Effective Date (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefit or property) are, alone or in the aggregate, more likely than not, if paid or delivered to the Executive, to be subject to the tax imposed by Section 4999 of the Code or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder), shall be either (a) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (b) paid in full, whichever of (a) or (b) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Executive shall be made by the Board and the Executive in good faith.

6.                                      Full Settlement.  Neither the Executive nor the Company shall be liable to the other party for any damages for breach of this Agreement in addition to the amounts payable under Section 4 arising out of the termination of the Executive’s employment prior to the end of the Term; provided, however, that the Company shall be entitled to seek damages from the Executive for any breach of Sections 7 or 8 by the Executive or for the Executive’s criminal misconduct.

7.                                      Confidential Information.

(a)                                 The Executive acknowledges that the Company has trade, business and financial secrets and other confidential and proprietary information (collectively, the “Confidential Information”) which shall be provided to the Executive during the Executive’s employment by the Company. Confidential information includes, but is not limited to, sales materials, technical information, strategic information, business plans, processes and compilations of information, records, specifications and information concerning customers or venders, customer lists, and information regarding methods of doing business.

(b)                                 The Executive is aware of those policies implemented by the Company to keep its Confidential Information secret, including those policies limiting the disclosure of information on a need-to-know basis, requiring the labeling of documents as “confidential,” and requiring the keeping of information in secure areas. The Executive acknowledges that the Confidential Information has been developed or acquired by the Company through the expenditure of substantial time, effort and money and provides the Company with an advantage over competitors who do not know or use such Confidential Information. The Executive acknowledges that all such Confidential Information is the sole and exclusive property of the Company.

(c)                                  During, and all times following, the Executive’s employment by the Company, the Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any Confidential Information: except (i) to the extent determined appropriate by the Executive in his reasonable discretion to discharge his duties to the Company; (ii) where such information is, at the time of disclosure by the Executive, generally available to the public other than as a result of any direct or indirect act or omission of the Executive in breach of this Agreement; or (iii) where the Executive is compelled by legal process. The

Executive agrees to use reasonable efforts to give the Company prompt written notice of any and all attempts to compel disclosure of any Confidential Information.  Such written notice shall include either (y) the subpoena(s) or order(s) (or other similar documents) compelling such disclosure, or (z) a reasonable description of the information to be disclosed, the court, government agency, or other forum through which the disclosure is sought, and the date by which the information is to be disclosed, and a copy of the subpoena, order or other process used to compel disclosure.

(d)                                 The Executive will take such precautions as deemed reasonable by the Executive to prevent disclosure of Confidential Information in his possession or control to any unauthorized individual or entity.  The Executive further agrees not to use, whether directly or indirectly, any Confidential Information for the benefit of any person, business, corporation, partnership, or any other entity other than the Company.

(e)                                  As used in this Section 7, “Company” shall include Midstates Petroleum Company, Inc. and any of its affiliates.

8.                                      Non-Competition; Non-Solicitation.

(a)                                 The Executive acknowledges and agrees that the nature of the Confidential Information which the Company commits to provide him during his employment by the Company would make it difficult, if not impossible, for him to perform in a similar capacity for a Competing Business (as defined below) without disclosing or utilizing the Confidential Information. Further, the Executive acknowledges that the Company shall, during the time that the Executive is employed by Company, (a) disclose or entrust to the Executive, and provide the Executive access to, or place the Executive in a position to create or develop, trade secrets or Confidential Information belonging to the Company, (b) place the Executive in a position to develop business goodwill belonging to the Company, and (c) disclose or entrust to the Executive business opportunities to be developed for the Company. Accordingly, in consideration of the foregoing, the Executive agrees that he will not (other than for the benefit of the Company pursuant to this Agreement) directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity (whether as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever) (1) during the term of Non-Competition (as defined below), carry on or engage in the business of developing and/or implementing drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends in the State of Texas, the State of Oklahoma, to the extent not prohibited by Title 15, Sections 217-219A of the Oklahoma Statutes Annotated, and any other geographical area in which the Company conducts business and, as of the Date of Termination, was planning to conduct business and to which the Executive’s duties as an employee of the Company related (a “Competing Business”), or (2) during the Term of Non-Solicitation (as defined below), (i) hire, attempt to hire, or contact or solicit with respect to hiring any employee, officer, or consultant of the Company, or (ii) solicit, divert or take away any customers, customer leads, or suppliers (as of the Date of Termination) of the Company. The “Term of Non-Competition” and the “Term of Non-Solicitation” shall be defined as that term beginning on the Effective Date and continuing until (x) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination, or (y) if the Executive’s employment is terminated by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, the end of the Term.

(b)                                 Notwithstanding the restrictions contained in Section 8(a), the Executive or any of the Executive’s affiliates may own an aggregate of not more than 2.0% of the outstanding stock of any class of a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8(a), provided that neither the Executive nor any of the Executive’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c)                                  The Executive acknowledges that the geographic boundaries, scope of prohibited activities, and time duration of the preceding paragraphs are reasonable in nature and are no broader than are necessary to maintain the confidentiality and the goodwill of the Company and the confidentiality of its Confidential Information and to protect the other legitimate business interests of the Company. The Executive further represents and acknowledges that (i) he or she has been advised by the Company to consult his or her own legal counsel in respect of this Agreement, and (ii) that he or she has had full opportunity, prior to executing this Agreement, to review thoroughly this Agreement with his or her counsel.

(d)                                 If any court determines that any portion of this Section 8 is invalid or unenforceable, the remainder of this Section 8 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this Section 8, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

(e)                                  The Executive’s covenant under this Section 8 of the Agreement shall be construed as an agreement independent of any other provision of this Agreement; and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant.

(f)                                   As used in this Section 8, “Company” shall include Midstates Petroleum Company, Inc. and any of its subsidiaries.

9.                                      Mutual Non-Disparagement.  The Executive agrees not to intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage the Company, any of its affiliates, or any of their respective officers, managers or directors. The Company shall not, and agrees to use commercially reasonable efforts to cause its officers and members of its Board to not, intentionally make, or intentionally cause any other Person to make, any public statement that is intended to criticize or disparage the Executive. This Section 9 shall not be construed to prohibit any person from responding publicly to incorrect public statements or from making truthful statements when required by law, subpoena, court order, or the like.

10.                               Miscellaneous.

(a)                                 Survival and Construction. Executive’s obligations under this Agreement will be binding upon Executive’s heirs, executors, assigns, and administrators and will inure to the benefit of the Company, its subsidiaries, successors, and assigns. The language of this

Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. The section and paragraph headings used in this Agreement are intended solely for the convenience of reference and shall not in any manner amplify, limit, modify, or otherwise be used in the interpretation of any of the provisions hereof.

(b)                                 Definitions. As used in this Agreement, “affiliate” means, with respect to a person, any other person controlling, controlled by or under common control with the first person; the term “control,” and correlative terms, means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person; and “person” means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

(c)                                  Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Frederic F. Brace

221 Essex Road

Winnetka, Illinois 60093

If to the Company:

Midstates Petroleum Company, Inc.

321 S. Boston, Suite 1000

Tulsa, Oklahoma 74103

Attn: Vice President of Human Resources

With a copy to (but not for notice purposes):

Midstates Petroleum Company, Inc.

321 S. Boston, Suite 1000

Tulsa, Oklahoma 74103

Attn: Vice President — Legal

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)                                       Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(e)                                        Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation as determined by the Company.

(f)                                         Section 409A Compliance. This Agreement is intended to comply with (or be exempt from) Code Section 409A and the provisions of this Agreement shall be construed accordingly. To the extent that any in-kind benefits or reimbursements pursuant to this Agreement are taxable to Executive and constitute deferred compensation subject to Section 409A of the Code, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. In addition, any such in-kind benefit or reimbursement is not subject to liquidation or exchange for another benefit and the amount of such benefit or reimbursement that Executive receives in one taxable year shall not affect the amount of such benefit and reimbursements that Executive receives in any other taxable year. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s reasonable expense reimbursement policies to facilitate the timely reimbursement of such expenses.

(g)                                        No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at any time.

(h)                                       Equitable and Other Relief. The Executive acknowledges that money damages would be both incalculable and an insufficient remedy for a breach of Sections 7 or 8 by the Executive and that any such breach would cause the Company irreparable harm. Accordingly, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting of bond or other security, to equitable relief, including injunctive relief and specific performance, in connection with a breach of Sections 7 or 8 by the Executive. In addition to the remedies the Company may have at law or in equity, in the event of a material and intentional violation of Sections 7 or 8 which is not cured within 15 days notice from the Company, the Company at its sole option may elect not to pay the Severance Bonus and may also elect to discontinue the Salary Continuation Payments to the Executive.  Such remedies shall not be deemed to be liquidated damages and shall not be deemed the exclusive remedies for a breach of Sections 7 or 8 but shall be in addition to all remedies available, at law or in equity, including the recovery of damages from the Executive and his agents. No action taken by the Company under this Section 10(h) shall affect the enforceability of the release and waiver of claims executed by the Executive pursuant to Section 4(f).

(i)                                           Complete Agreement. The provisions of this Agreement constitute the entire and complete understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous oral and written agreements, representations and understandings of the parties, which are hereby terminated. Other than expressly set forth herein, the Executive and Company acknowledge and represent that there are no other promises, terms, conditions or representations (or written) regarding any matter relevant hereto. This Agreement may be executed in two or more counterparts.

(j)                                          Arbitration. The Company and the Executive agree to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“claims”), whether or not arising out of this Agreement or the Executive’s employment (or its termination), whether sounding in contract, tort or otherwise and whether provided by statute or common law, that the Company may have against the Executive or that the Executive may have against the Company or its parents, subsidiaries and affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise; except that this agreement to arbitrate shall not limit the Company’s right to seek equitable relief, including injunctive relief and specific performance, and damages and any other remedy or relief (including the recovery of attorney fees, costs and expenses) in a court of competent jurisdiction for an alleged breach of Sections 7 or 8 of this Agreement, and the Executive expressly consents to the non-exclusive jurisdiction of the district courts of the State of Oklahoma for any such claims. Claims covered by this agreement to arbitrate also include claims by the Executive for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin or any other factor) and retaliation. In the event of any breach of this Agreement by the Company, it is expressly agreed that notwithstanding any other provision of this Agreement, the only damages to which the Executive shall be entitled is lost compensation and benefits in accordance with Section 2(b) or 4. The Company and the Executive agree that any arbitration shall be in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as applicable to the claims being arbitrated. If a party refuses to honor its obligations under this agreement to arbitrate, the other party may compel arbitration in either federal or state court. The arbitrator shall apply the substantive law of the State of Oklahoma (excluding, to the extent applicable, choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this agreement to arbitrate, including any claim that all or part of this Agreement is void or voidable and any claim that an issue is not subject to arbitration. The parties agree that venue for arbitration will be in Tulsa County, Oklahoma, and that any arbitration commenced in any other venue will be transferred to Tulsa County, Oklahoma, upon the written request of any party to this Agreement. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by, any federal or state court having jurisdiction. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, shall be kept confidential by all parties. THE EMPLOYEE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, THE EMPLOYEE IS WAIVING ANY RIGHT THAT THE EMPLOYEE MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY EMPLOYMENT-RELATED CLAIM THAT THE EMPLOYEE MAY ALLEGE.

(k)                                       Survival. Sections 7, 8 and 9 of this Agreement shall survive the termination of this Agreement.

(l)                                           Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma without reference to principles of conflict of laws of Oklahoma or any other jurisdiction, and, where applicable, the laws of the United States.

(m)                                   Amendment. This Agreement may not be amended or modified at any time except by a written instrument approved by the Board and executed by the Company and the Executive.

(n)                                       Assignment. This Agreement is personal as to the Executive and accordingly, the Executive’s duties may not be assigned by the Executive. This Agreement shall be assigned by the Company to any entity which is a successor in interest to all or substantially all of the Company’s business.

(o)                                       Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or its affiliates which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or its affiliates pursuant to any such law, government regulation, stock exchange listing requirement, or otherwise).

(p)                                       Executive Acknowledgment. The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representatives or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE:

/s/ Frederic F. Brace
Frederic F. Brace

MIDSTATES PETROLEUM COMPANY, INC.,
a Delaware corporation

By:	/s/ Thomas C. Knudson
Name:	Thomas C. Knudson
Title:	Chairman of the Board of Directors

Signature Page to Executive

Employment Agreement

EXHIBIT A

GENERAL RELEASE

I, Frederic (Jake) F. Brace, in consideration of and subject to the performance by Midstates Petroleum Company, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Employment Agreement dated as of March 9, 2015 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”).  The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.  Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.                                      I understand that any payments or benefits paid or granted to me under Section 4 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled.  I understand and agree that I will not receive certain of the payments and benefits specified in Section 4 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter.  Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.                                      Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, including without limitation claims that arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under:  Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.                                      I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph (ii) above.

4.                                      I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.                                      I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief.  Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.  Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6.                                      In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement.  I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.  I further agree that I am not aware of any pending claim of the type described in paragraph (ii) above as of the execution of this General Release.

7.                                      I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

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8.                                      I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.                                      Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

10.                               I hereby acknowledge that Sections 7, 8 and 9 of the Agreement shall survive my execution of this General Release.

11.                               I represent that I am not aware of any claim by me other than the claims that are released by this General Release.  I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

12.                               Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.                               Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)                                     I HAVE READ IT CAREFULLY;

(ii)                                  I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

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(iii)                               I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)                              I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(v)                                 I HAVE HAD AT LEAST [21][45](1) DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

(vi)                              I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(vii)                           I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(viii)                        I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATED:

(1)         Note: The 45-day consideration period applies only if the termination is in connection with a reduction in force or voluntary termination incentive program.  Otherwise, the 21-day consideration period applies.

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